UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 7, 2011

(Date of report)

June 30, 2011

(Date of earliest event reported)

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9750	38-2478409
(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue

New York, NY 10021

(Address of principal executive offices)

(212) 606-7000

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2011, Sotheby’s, a Delaware corporation (the “Company”), entered into a severance agreement that became effective on July 1, 2011 with William S. Sheridan, Executive Vice President and Chief Financial Officer of the Company. A brief summary of certain terms of the agreement is included below.

The following summary is qualified in its entirety by reference to Mr. Sheridan’s severance agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1. All initially capitalized terms used in the following summary have the meanings ascribed to those terms in the severance agreement.

The severance benefits provided to Mr. Sheridan under the severance agreement are in lieu of any other severance benefits to which he may be entitled under the Sotheby’s, Inc. Severance Plan or otherwise.

If, between July 1, 2011 and December 31, 2013, Mr. Sheridan is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (“Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company a cash payment of $2.2 million and medical and dental coverage to be paid by the Company for a period of eighteen months.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Sheridan receiving payment only of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Sheridan has agreed to provide six months prior notice to the Company if he desires to terminate his employment other than for Good Reason, as well as to a twelve-month post-employment non-competition covenant and a twelve-month post-employment non-solicitation covenant. Additionally, to receive severance benefits other than Accrued Obligations, Mr. Sheridan must deliver a release of all claims against the Company and its affiliates.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Severance Agreement, dated June 30, 2011 but effective July 1, 2011, between the Company and William S. Sheridan.

SIGNATURE

SOTHEBY’S

By:	/s/ Kevin M. Delaney
Kevin M. Delaney
Senior Vice President, Corporate Controller and Chief Accounting Officer

Date:	July 7, 2011